As filed with the Securities and Exchange Commission on March 22, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OXYGEN BIOTHERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	8731	26-2593535
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Copley Parkway, Suite 490
Morrisville, NC 27560
(919) 855-2100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael B. Jebsen
President, Interim Chief Executive Officer and Chief Financial Officer
Oxygen Biotherapeutics, Inc.
One Copley Parkway, Suite 490
Morrisville, NC 27560
(919) 855-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Margaret Rosenfeld
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
Wells Fargo Capital Center, Suite 2300
150 Fayetteville Street
Raleigh, NC 27602
(919) 821-1220

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)		Amount of Registration Fee
Units consisting of:	$15,000,000		$2,046.00
(i) Series C Convertible Preferred Stock, $0.0001 par value per share	—		—
(ii) Warrants to purchase common stock	—	(3)	—
Common Stock issuable upon conversion of the Series C Convertible Preferred Stock and exercise of warrants(3)	—	(4)	—

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)
Pursuant to Rule 416, this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(3)	No additional consideration is payable pursuant to Rule 457(g) under the Securities Act.
(4)	No additional consideration is payable pursuant to Rule 457(i) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
Subject to Completion, Dated March 22, 2013

[●] Shares of Series C Convertible Preferred Stock
(and [●] Shares of Common Stock Underlying the Series C Convertible Preferred Stock)
Warrants to Purchase up to [●] Shares of Common Stock
(and [●] Shares of Common Stock Issuable From Time to Time Upon Exercise of Warrants)

We are offering [—] units to purchasers in this offering, with each unit consisting of (1) a share of Series C Convertible Preferred Stock which is convertible into approximately [●] shares of our common stock and (2) a warrant exercisable for [●] shares of common stock at an exercise price of $[—] per share. This prospectus also covers up to [●] shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock and up to [●] shares of common stock issuable upon exercise of the warrants.

The units will be sold for a purchase price equal to $1,000 per unit. Units will not be issued or certificated. The shares of Series C Convertible Preferred Stock and the warrants are immediately separable and will be issued separately. Subject to certain ownership limitations, the Series C Convertible Preferred Stock is convertible at any time at the option of the holder into shares of our common stock at a conversion price of $[●] per share. Subject to certain ownership limitations, the warrants are exercisable beginning [●] and expire on the [●] anniversary of the date of issuance.

For a more detailed description of the Series C Convertible Preferred Stock, see the section entitled “Description of Capital Stock - Series C Convertible Preferred Stock” beginning on page 16 of this prospectus. For a more detailed description of the warrants, see the section entitled “Description of Securities We Are Offering – Warrants” beginning on page 18 of this prospectus. For a more detailed description of our common stock, see the section entitled “Description of Capital Stock – Common Stock” beginning on page 12 of this prospectus.

As of the date of this filing, our common stock is quoted on the NASDAQ Capital Market under the symbol “OXBT.” The last reported sale price of our common stock on March 21, 2013 was $0.26 per share.

We have retained Ladenburg Thalmann & Co. Inc. (the “Placement Agent”) to act as placement agent in connection with this offering and to use its “best efforts” to solicit offers to purchase the units. See “Plan of Distribution” beginning on page 19 of this prospectus for more information regarding this agreement.

There is no public trading market for the Series C Convertible Preferred Stock or warrants and we do not expect one to develop. In addition, we do not intend to apply for listing of the Series C Convertible Preferred Stock or warrants on any national securities exchange.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 8 of this prospectus and those contained in any related free writing prospectuses that we have authorized for use in connection with this offering and in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

	Per Unit		Total
Public offering price	$	[●]	$	[●]
Placement Agent fees(1)	$	[●]	$	[●]
Proceeds, before expenses, to us	$	[●]	$	[●]

(1)	In addition, we have agreed to reimburse the expenses of the Placement Agent as described in the Plan of Distribution herein.

The Placement Agent is not purchasing or selling any of units pursuant to this offering, nor are we requiring any minimum purchase or sale of any specific number of units. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We expect that delivery of the units being offered pursuant to this prospectus will be made to purchasers on or about [●].

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann & Co. Inc.
The date of this prospectus is [●]

Table of Contents

About this Prospectus	1
Special Note Regarding Forward-Looking Statements	1
Prospectus Summary	2
Risk Factors	8
Use of Proceeds	11
Dilution	12
Description of Capital Stock	13
Description of Securities We Are Offering	19
Plan of Distribution	20
Legal Matters	21
Experts	21
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	21
Where You Can Find More Information	22
Documents Incorporated by Reference	22

About this Prospectus

In this prospectus, the “Company,” “we,” “us,” and “our” and similar terms refer to Oxygen Biotherapeutics, Inc. References to our “common stock” refer to the common stock, par value $.0001 per share, of Oxygen Biotherapeutics, Inc.

You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.” If there is any inconsistency between the information in this prospectus and the documents incorporated by referenced herein, you should rely on the information in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the placement agent have authorized any other person to provide information different from that contained in this prospectus and the documents incorporated by reference herein. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the dates on the cover page, regardless of time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operation and prospects may have changed since those dates.

Special Note Regarding Forward-Looking Statements

Information set forth in this prospectus and the information its incorporates by reference may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All information relative to future markets for our products and trends in and anticipated levels of revenue, gross margins and expenses, as well as other statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect” and “intend” and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business, economic and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described under the heading “Risk Factors” beginning on page 8 of this prospectus, in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, as well as any subsequent filings with the SEC. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus and any related free writing prospectuses that we have authorized for use in connection with this offering, together with the information incorporated herein or therein by reference as described under the heading “Where You Can Find More Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Prospectus Summary

This summary is not complete and does not contain all of the information you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus, including our financial statements, the notes to those financial statements, and the other documents identified under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference” in this prospectus before making an investment decision. See the Risk Factors section of this prospectus on page 8 for a discussion of the risks involved in investing in our securities.

Oxygen Biotherapeutics, Inc.

Company Overview

We are engaged in the business of developing biotechnology products with a focus on oxygen delivery to specific target tissues. We are currently developing Oxycyte®, a systemic perfluorocarbon, or PFC, product we believe is a safe and effective oxygen carrier for use in situations of acute ischemia. In addition, we have developed a family of perfluorocarbon-based oxygen carriers for use in personal care, topical wound healing, and other topical indications. While Oxycyte has been successful in two clinical trials and is currently being evaluated in a Phase II-b clinical trial for the treatment of traumatic brain injury, or TBI, we also plan to focus on developing our most advanced topical products: Dermacyte® and Wundecyte™, as we believe these products have a significant opportunity for near-term commercialization.

Oxycyte

Our Oxycyte oxygen carrier product is a PFC-based oil in water emulsion, which is provided to the patient intravenously. The physical-chemical properties of PFCs enable our product to concentrate oxygen from the lungs and transport it through the body releasing it along the way. Over a period of days Oxycyte is gradually exhaled through the lungs during the normal process of respiration. Oxycyte requires no cross matching, so it is immediately available and compatible with all patients’ blood types. Oxycyte has an extended shelf life compared to blood and is provided as a sterile emulsion ready for intravenous administration. Because it contains no biological components, there is reduced risk of transmission of blood-borne viruses from human blood products. Further, since Oxycyte is based on readily available inert compounds, we believe it can be manufactured on a cost-effective basis in amounts sufficient to meet demand.

We received approval of our Investigational New Drug application, or IND, for severe TBI filed with the U.S. Food and Drug Administration, or FDA, and began Phase I clinical studies in October 2003, which were completed in December 2003. We submitted a report on the results to the FDA along with a Phase II protocol in 2004. Phase II-A clinical studies began in the fourth quarter 2004, and were completed in 2006. A further Phase II study protocol was filed with the FDA in the spring of 2008, but remained on clinical hold by the FDA due to safety concerns raised by the regulatory agency. . In March 2011, we received confirmation of a $2.07 million, two-year cost reimbursement award from the U.S. Army to conduct safety related studies for Oxycyte. PFC emulsions, as a therapeutic class, are known to interact with the reticuloendothelial system as part of the clearance mechanism, as well as affect the number of circulating platelets. The studies supported by this grant will examine the effects of Oxycyte on the immune system, platelet function and distribution, as well as the safety and efficacy of platelet transfusion, which can be necessary for patients with TBI and related polytrauma. Additional studies under this grant will be conducted to evaluate the pharmacokinetics of PFCs in relevant species. We believe the results of these studies will support the safety profile of Oxycyte PFC emulsion and adequately address the FDA’s safety concerns. The aforementioned comprehensive preclinical program is under way, and we have sought FDA input and guidance with the aim of ensuring that the data collected will answer the questions regulators raise. We expect to commit a substantial portion of our financial and business resources over the next three years to testing Oxycyte and advancing this product to regulatory approval for use in one or more medical applications.

Despite the FDA’s postponement of Oxycyte trials in the United States, we are authorized to continue our TBI clinical studies abroad. After receiving the FDA clinical hold, we filed a revised protocol as a dose-escalation study with the regulatory authorities in Switzerland and Israel. The relevant Swiss regulatory body approved the protocol in August 2009, and the Israel Ministry of Health approved the protocol in September 2009. The new study began in October 2009. In March 2010, we determined that it is feasible to simplify the trial design and also reduce the number of patients to be enrolled. In May 2010, we entered into a relationship with a contract research organization, or CRO, to assist us with plans to expand our study, possibly into India, and to initiate five to 10 new sites for our Phase IIb clinical trial. At that time, we believed study objectives as well as safety and efficacy endpoints would remain unchanged, and we believed the study could be concluded faster and more economically with these optimizations. The first of three cohorts has been completed and we were authorized by the Swiss and Israeli regulatory authorities to initiate the second cohort. Despite their authorization, we stopped enrollment in order to reevaluate the protocol’s patient enrollment parameters, secure our cGMP supply of Oxycyte, review our contractor and clinical sites, and examine the possibility of opening clinical sites in other countries. At this time, we have secured our cGMP supply of Oxycyte. We are in the process of reviewing our CRO agreement and existing clinical sites. Our objective is to resume enrollment in the second cohort during the third quarter of fiscal year 2013. Upon completion of the Phase II trials, a Phase III trial will need to be implemented. In that instance, we would seek a partner to either conduct the Phase III trials, or collaborate with us to conduct the trials.

Should Oxycyte successfully progress in clinical testing and if it appears regulatory approval for one or more medical uses is likely, either in the United States or in another country, we intend to evaluate our options for commercializing the product. These options include licensing Oxycyte to a third party for manufacture and distribution, manufacturing Oxycyte ourselves for distribution through third party distributors, manufacturing and selling the product ourselves, or establishing some other form of strategic relationship for making and distributing Oxycyte with a participant in the pharmaceutical industry. We are currently investigating and evaluating all options.

Dermacyte

The Dermacyte line of topical cosmetic products contains our patented PFC technology and other known cosmetic ingredients to promote the appearance of skin health and other desirable cosmetic benefits. Dermacyte is designed to provide a moist and oxygen-rich environment for the skin when it is applied topically, even in small amounts. Dermacyte Concentrate has been formulated as a cosmetic in our lab and Dermacyte Eye Complex was created by a contract formulator, with the patent held by Oxygen Biotherapeutics. Both formulas have passed required safety and toxicity tests in the United States, and we have filed a Cosmetic Product Ingredient Statement, or CPIS with the FDA. The market for oxygen-carrying cosmetics includes anti-aging, anti-wrinkle, skin abrasions and minor skin defects.

In September 2009, we started production of our first commercial product under our topical cosmetic line, Dermacyte Concentrate. We produced and sold a limited pre-production batch in November 2009 as a market acceptance test. The product was sold in packs of 8 doses of 0.4ml. Based on the test market results we identified specific market opportunities for this product and reformulated Dermacyte Concentrate for better product stability. Marketing and shipments of the new Dermacyte Concentrate formulation began in April 2010. We worked with a contract formulator in California to develop the Dermacyte Eye Complex which contains PFC technology as well as other ingredients beneficial to the healthy appearance of the skin around the eyes.

Since June 2010 we have marketed and sold these products through www.DermacyteUS.com (previously www.buydermacyte.com) and to dermatologists, plastic surgeons and medical spas with a combination of in-house sales, independent sales agents and exclusive distributors. We had hired a sales director based in North Carolina, and had added sales people in South Florida and California. From October 2011 through February 2012, we evaluated that sales strategy. The outcome was that we adjusted our growth strategy to focus exclusively on the North Carolina and South Florida markets while we focused on developing new, improved packaging for the existing commercial products, as well as reformulating the products, and expanding the line to include more skin care products.

On February 5, 2013, we entered into a License and Supply Agreement (the “Dermacyte Agreement”) with the Cosmetics Division of Valor SA, or Valor, with respect to Dermacyte. The Dermacyte Agreement grants Valor the exclusive right to sell, import, export, distribute, package, label and otherwise commercialize Dermacyte worldwide for a five year term. Valor is also authorized to sublicense the license granted under the Dermacyte Agreement provided that such sublicenses are consistent with the terms of the Dermacyte Agreement. The Dermacyte Agreement will become effective upon our receipt from Valor of 75% of the estimated costs to complete certain product formulation and safety studies requested by Valor.

Under the Dermacyte Agreement, Valor will purchase bulk Dermacyte from us for 125% of our actual manufacturing cost, and must pay us an annual, non-refundable license fee of $140,000, payable on a quarterly basis, with the first year’s payment creditable against Dermacyte purchased by Valor in the first 12 months following the effective date of the Dermacyte Agreement. Valor must also pay us royalties of 5% of net sales of Dermacyte once Valor’s aggregate net sales of Dermacyte equals or exceeds $10,000,000.

Dermatology

We intend to develop additional clinical research protocols and conduct proof-of-concept studies for topical indications, such as the treatment of acne, rosacea, pruritis, psoriasis, and dermatitis. In January 2012 we initiated our first proof-of-concept study in India to assess the potential of our topical gel to reduce the itch (pruritis) associated with histamine-mediated allergic skin reactions. In May 2012, we revealed results of this study which showed that our topical gel elicited a larger reduction in Visual Analogue Scale scores following a standard histamine skin prick compared to placebo. The sample size of this study prevented a demonstration of statistical significance so further research is necessary to evaluate its effectiveness. We believe that we will need the support of partners in this sector to commercialize these dermatologic product candidates. We can provide no assurance that the topical indications we have under development will prove their claims and be successful commercial products.

Wundecyte

Wundecyte is a novel gel developed under a contract agreement with a lab in Virginia that is designed to be used as a wound-healing gel. In July 2009, we filed a 510K medical device application for Wundecyte with the FDA. Several oxygen-producing and oxygen-carrying devices were cited as predicate devices. The FDA response was that the application likely would be classified as a combination device. The drug component of the combination device will require extensive preclinical and clinical studies to be conducted prior to potential commercialization of the product.

We have also developed a prototype for an oxygen-generating bandage that can be combined with Wundecyte gel. Wundecyte gel and the oxygen-generating bandage both entered preclinical testing in our first quarter of fiscal 2011. The studies were designed to measure factors such as time to wound closure and reduction in scar tissue formation as compared to a control group. Results showed an apparent increase in epithelial thickness versus the control. The treatment did not cause adverse effects and the models tolerated the treatment well. Our current product development plan is for Wundecyte to emerge into more complex wound-healing indications, also in combination with oxygen-producing technologies based on hydrogen peroxide. In December 2010 we signed a binding letter of intent with Sarasota Medical Products, Inc., or SMP, of Sarasota, Florida to determine the feasibility of pursuing a joint research and development venture for treating chronic ischemic wounds. The venture was to be based on combining Wundecyte with SMP’s topical medical devices. No significant development activities have resulted from this agreement as of January 31, 2013.

Recent Developments

As of March 13, 2013, we have cash and cash equivalents of $1.7 million. We believe that our existing cash and cash equivalents will be sufficient to fund our projected operating requirements through July 31, 2013. We will need substantial additional capital in the future in order to complete the development and commercialization of Oxycyte and to fund the development and commercialization of our future product candidates. Until we can generate a sufficient amount of product revenue, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Such funding, if needed, may not be available on favorable terms, if at all. In the event we are unable to obtain additional capital, we may delay or reduce the scope of our current research and development programs and other expenses.

While our common stock is currently listed on the NASDAQ Capital Market, or NASDAQ, we are not currently in compliance with NASDAQ’s continued listing standards, and NASDAQ notified us by letter dated March 20, 2013 of the Staff’s decision to delist our securities from NASDAQ. The letter provides that, unless we request an appeal of this determination, trading of our common stock will be suspended at the opening of business on April 1, 2013, and a Form 25-NSE will be filed with the Securities and Exchange Commission to remove our securities from listing and registration on NASDAQ. We intend to appeal NASDAQ’s determination by requesting a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”) to seek continued listing pending our return to compliance. While the appeal is pending, our securities will not be delisted and the Form 25-NSE will not be filed. However, there can be no assurance that the Panel will grant the Company’s request for continued listing or that we will be able to regain compliance with NASDAQ listing standards within the time periods established by NASDAQ, or at all. See “Risk Factors” beginning on page 8 for additional information.

Corporate Information

Our principal executive offices are located at ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560, and our telephone number is (919) 855-2100. Our Internet address is http://www.oxybiomed.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

Oxygen Biotherapeutics was originally formed as a New Jersey corporation in 1967 under the name Rudmer, David & Associates, Inc., and subsequently changed its name to Synthetic Blood International, Inc. Effective June 30, 2008, we changed the domiciliary state of the corporation to Delaware and changed the company name to Oxygen Biotherapeutics, Inc.

The Offering

Issuer	Oxygen Biotherapeutics, Inc.

Securities being offered by us
[●] units, with each unit consisting of (1) one share of Series C Convertible Preferred Stock and (2) a warrant exercisable for [—] shares of our common stock. Units will not be issued or certificated. The shares of Series C Convertible Preferred Stock and the warrants are immediately separable and will be issued separately.

Offering Price	$1,000 per unit

Description of Series C Convertible Preferred Stock
Each unit includes one share of Series C Convertible Preferred Stock. Series C Convertible Preferred Stock has a liquidation preference and is redeemable at the option of the Company. See “Description of Capital Stock – Series C Convertible Preferred Stock” beginning on page 16.

Conversion Price of Series C Convertible Preferred Stock	$[●]

Shares of common stock underlying the shares of Series C Convertible Preferred Stock included in units	Based on an assumed conversion price of $[●], which was the last reported sale price for our common stock on [●], [●], shares.

Conversion Rights
Subject to certain ownership limitations, the Series C Convertible Preferred Stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the Series C Convertible Preferred Stock (or $1,000) by a conversion price of $[—] per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

Limitation on Conversion
Until such time that for at least 20 trading days during any 30 consecutive trading days, the volume weighted average price of our common stock exceed [●] of the initial conversion price and the average daily dollar trading volume during such period exceeds $150,000 per trading day, if we sell or grant any option to purchase or sell any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then conversion price (the “Base Conversion Price”), then the conversion price shall be reduced to equal the Base Conversion Price. Subject to limited exceptions, a holder of shares of Series C Convertible Preferred Stock will not have the right to convert any portion of its Series C Convertible Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

Covenants
As long as any shares of Series C Convertible Preferred Stock are outstanding, we may not, without the affirmative vote of the holders of 50.1% or more of the then outstanding shares of the Series C Convertible Preferred Stock, (1) alter or change adversely the powers, preferences or rights given to the Series C Convertible Preferred Stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series C Convertible Preferred Stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series C Convertible Preferred Stock, (4) increase the number of authorized shares of Series C Convertible Preferred Stock, or (5) enter into any agreement with respect to any of the foregoing.

Redemption of Series C Convertible Preferred Stock
We will have the right to redeem the Series C Convertible Preferred Stock for a cash payment equal to 120% of the stated value of the Series C Convertible Preferred Stock. Holders of Series C Convertible Preferred Stock will receive 20 trading days prior notice of any redemption and will have the ability to convert the Series C Convertible Preferred Stock into common stock during this notice period.

Liquidation Preference
Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, but before any distribution or payment is made to the holders of any junior securities, the holders of Series C Convertible Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $1,000 per share, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

Description of warrants
Each unit includes a warrant to purchase [●] shares of common stock. Warrants will entitle the holder to purchase shares of common stock for an exercise price equal to $[●] per share. The warrants will be exercisable beginning [●] and expire on the [●] anniversary of the date of issuance. See “Description of Securities We Are Offering – Warrants” beginning on page 18.

Anti-dilution adjustments
The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Fundamental Transactions
In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchange for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Shares of common stock outstanding before this offering	38,305,765 shares

Common stock to be outstanding after this offering, including shares of common stock underlying shares of Series C Convertible Preferred Stock included in units	[●] shares

Use of proceeds
Assuming all units are sold, we estimate that the net proceeds to us from this offering will be approximately $[—] million. We intend to use the net proceeds received from the sale of the securities for furthering our clinical trials and efforts to obtain regulatory approval for Oxycyte, developing our other product candidates, supporting manufacturing Oxycyte, distribution for Dermacyte, research and development and general corporate purposes. See “Use of Proceeds.”

Limitations on beneficial ownership
Notwithstanding anything herein to the contrary, the Company will not permit the conversion of the Series C Convertible Preferred Stock or exercise of the warrants of any holder, if after such conversion or exercise such holder would beneficially own more than 4.99% of the shares of common stock then outstanding.

Risk factors
Investing in our securities involves a high degree of risk. See the “Risk Factors” section of this prospectus on page 8 and in the documents we incorporate by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

The number of shares of common stock outstanding before and after the offering is based on 38,305,765 shares outstanding as of March 21, 2013 and excludes:

●	15,188,200 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $0.76 per share;

●	4,160,000 shares of common stock issuable upon the exercise of outstanding Series B-1 and Series B-2 preferred stock with a weighted average exercise price of $0.25 per share;

●	225,713 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $2.87 per share and 39,353 shares of common stock issuable upon the vesting of outstanding restricted stock grants;

●	5,564,822 shares of common stock reserved for future grants and awards under our equity incentive plans; and

●	2,172,950 shares of common stock issuable upon the conversion of outstanding convertible notes with a weighted average conversion price of $2.255.

●	[●] shares of common stock issuable upon exercise of warrants to be issued in connection with this offering.

Risk Factors

An investment in our securities is speculative and involves a high degree of risk. You should carefully consider the risks under the heading “Risk Factors” beginning on page 8 of our Annual Report on Form 10-K for the fiscal year ended April 30, 2012, filed with the SEC on July 25, 2012, and our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2013, filed with the SEC on March 18, 2013, which information is incorporated by reference in this prospectus, and the additional risks described below and other information in this prospectus and the documents incorporated by reference before deciding to invest in our securities. If any of the following risks actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our common stock could decline significantly, and you might lose all or part of your investment. Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our securities could decline, and you could lose all or part of your investment, or our use of the offering proceeds may not yield a favorable return on your investment. You should also refer to our financial statements and the notes to those statements, which are incorporated by reference in this prospectus.

Risks Relating to the Offering

Our use of the offering proceeds may not yield a favorable return on your investment.

We currently intend to use the net proceeds received from the sale of the securities to further our clinical trials and efforts to obtain regulatory approval of Oxycyte, develop our product candidates, including dermatologic indications using our topical gel, support manufacturing of Oxycyte, for research and development and for general corporate purposes, including working capital and potential acquisitions. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. Pending the use of the proceeds in this offering, we will invest them. However, the proceeds may not be invested in a manner that yields a favorable or any return.

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances, and as result, our stock price could decline.

The offering price is substantially higher than the net tangible book value per share of our outstanding common stock. As a result, based on our capitalization as of January 31, 2013, investors converting or exercising Series C Convertible Preferred Stock or warrants for shares of common stock, as the case may be, will incur immediate dilution. In addition to this offering, subject to market conditions and other factors, it is likely that we will pursue additional financings in the future, as we continue to build our business. In future years, we will likely need to raise significant additional capital to finance our operations and to fund clinical trials, regulatory submissions and the development, manufacture and marketing of other products under development and new product opportunities. Accordingly, we may conduct substantial future offerings of equity or debt securities. The exercise of outstanding options and warrants and future equity issuances, including future public offerings or future private placements of equity securities and any additional shares issued in connection with acquisitions, will result in dilution to investors. In addition, the market price of our common stock could fall as a result of resales of any of these shares of common stock due to an increased number of shares available for sale in the market.

In addition, our board of directors has the authority to establish the designation of additional shares of preferred stock that may be convertible into common stock without any action by our stockholders, and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. Any such additional shares of preferred stock may have rights, preferences and privileges senior to those of outstanding common stock, and the issuance and conversion of any such preferred stock would further dilute the percentage ownership of our stockholders.

There is no public market for the Series C Convertible Preferred Stock or warrants to purchase common stock in this offering.

There is no established public trading market for the Series C Convertible Preferred Stock or warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series C Convertible Preferred Stock or warrants on any securities exchange. Without an active market, the liquidity of the Series C Convertible Preferred Stock or warrants will be limited.

The warrants may not have any value.

The warrants will be exercisable beginning [●] and expire on the [●] anniversary of the date of issuance at an initial exercise price per share equal to $[●]. In the event that our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Holders of our warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to our common stock. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

If we cannot meet the NASDAQ Capital Market continued listing requirements, the common stock underlying the Series C Convertible Preferred Stock may be delisted which could have an adverse impact on the liquidity and market price of our common stock.

While the shares of common stock underlying the Series C Convertible Preferred Stock and warrants will be listed on NASDAQ, there can be no assurance that they will continue to be listed in the future. Continued listing of a security on NASDAQ is conditioned upon compliance with various continued listing standards, which require, among other things, that for 30 consecutive trading days (i) the closing minimum bid price for our listed securities not be lower than $1.00 per share and (ii) our market capitalization not be lower than $35 million. The closing bid price for our shares has been less than $1.00 per share since August 21, 2012 and our market capitalization has been less than $35 million since August 8, 2012.

On September 20, 2012 we received a deficiency notice from NASDAQ due to our market capitalization falling below $35 million for 30 consecutive days. We were required to regain compliance with continued listing standards before March 19, 2013. On October 3, 2012 we received a deficiency notice from NASDAQ due to the closing bid price for our shares falling below $1.00 per share for 30 consecutive days. We are required to regain compliance with continued listing standards before April 1, 2013.

However, we were not able to regain compliance with the market capitalization requirement by March 19, 2013. As a result NASDAQ notified us by letter dated March 20, 2013 of the Staff’s decision to delist our securities from NASDAQ. The letter provides that, unless we request an appeal of this determination, trading of our common stock will be suspended at the opening of business on April 1, 2013, and a Form 25-NSE will be filed with the Securities and Exchange Commission to remove our securities from listing and registration on NASDAQ. We intend to appeal the Staff’s determination by requesting a hearing before a NASDAQ Listing Qualifications Panel to seek continued listing pending our return to compliance. While the appeal is pending, our securities will not be delisted and the Form 25-NSE will not be filed. However, there can be no assurance that the Panel will grant our request for continued listing or that we will be able to regain compliance with NASDAQ listing standards within the time periods established by NASDAQ, or at all. Delisting from NASDAQ would negatively impact us and our stockholders by, among other things, reducing the liquidity and market price of our common stock and adversely affecting our ability to raise additional capital.

Use of Proceeds

Assuming all units are sold, we estimate that the net proceeds to us from this offering will be approximately $[●] million. This amount does not include the proceeds which we may receive in connection with the exercise of the warrants. We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised. The offering does not specify any minimum sale of any specific number of units and, as a result, the net proceeds actually received by us may be considerably less than the estimated net proceeds above.

We intend to use the net proceeds of this offering to further our clinical trials and efforts to obtain regulatory approval of Oxycyte, develop our product candidates, including dermatologic indications using our topical gel, support manufacturing of Oxycyte, for research and development and for general corporate purposes, including working capital and potential acquisitions. We currently do not have any arrangements or agreements for any acquisitions. We cannot precisely estimate the allocation of the net proceeds from this offering. Accordingly, our management will have broad discretion in the application of the net proceeds of this offering. Pending the use of net proceeds, we intend to invest these net proceeds in certificates of deposit or direct or guaranteed obligations of the U.S. government.

Dilution

Our net tangible book value as of January 31, 2013 was approximately $ (2.5) million, or approximately $ (0.08) per share of common stock. Net tangible book value per share is equal to our total tangible assets less our total liabilities, with this amount divided by the number of shares of common stock outstanding as of January 31, 2013. After giving effect to the sale of [—] shares of Series C Convertible Preferred Stock in this offering and assuming the conversion of all the shares of Series C Convertible Preferred Stock sold in the offering at an assumed conversion price of $[—] which was the last reported sale price for our common stock on [—] (and excluding shares of common stock issuable upon exercise of warrants), after deducting the placement agent’s fees and estimated expenses of this offering, our as adjusted net tangible book value would have been approximately $[—], or $[—] per share of common stock. Assuming the completion of this offering, this represents an immediate increase in net tangible book value of $[—] per share to our existing stockholders and an immediate dilution of $[—] per share to anyone who purchases our Series C Convertible Preferred Stock and warrants in this offering. The following table illustrates this calculation on a per share basis:

Public offering price per unit		[●]
Net Tangible book value per share as of January 31, 2013	(0.08)
Increase per share attributable to the offering	[●]
Adjusted net tangible book value per share as of January 31, 2013 after giving effect to this offering		[●]
Dilution per share to new investors		[●]

The foregoing table is based on 33,650,499 shares of common stock outstanding as of January 31, 2013 and assumes no exercise of warrants or options or issuances of shares of common stock since that date. In addition, the table does not take into effect further dilution to new investors that could occur upon the exercise of the outstanding options and warrants having an exercise price less than the per share offering price to the public in this offering.

In addition, the calculation in the foregoing table does not take into account any of the following:

●	2,172,950 shares of common stock issuable upon the conversion of outstanding convertible notes with a weighted average conversion price of $2.255.
●	4,755,583 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $2.03 per share;
●
230,713 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $2.85 per share and 55,537 shares of common stock issuable upon the vesting of outstanding restricted stock grants; and

●	5,559,822 shares of common stock reserved for future grants and awards under our equity incentive plans.

Description of Capital Stock

This section describes the general terms of our capital stock. The following description is based upon our Certificate of Incorporation, as amended, which we will refer to hereafter as our Certificate of Incorporation, our Bylaws and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.

Our authorized capital stock consists of 400,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock in one or more series, $0.0001 par value per share.

Common Stock

As of March 21, 2013, there were 38,305,765 shares of our common stock outstanding held of record by 1,351 stockholders. In addition, there are outstanding notes, options, warrants and rights to acquire up to an additional 27,351,038 shares of common stock.

Holders of the common stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. The shares of common stock are entitled to receive such dividends as may be declared and paid by the Board of Directors out of funds legally available therefor and to share, ratably, in the net assets, if any, of Oxygen Biotherapeutics upon liquidation. The stockholders have no preemptive rights to purchase any shares of our capital stock.

The transfer agent for the common stock is Interwest Transfer Company, Salt Lake City, Utah. Our common stock is traded on the Nasdaq Capital Market and is quoted under the symbol OXBT.

Series A Convertible Preferred Stock

General

There are currently no shares of Series A Convertible Preferred Stock outstanding, and we do not currently expect to issue any in the future. Under our Certificate of Incorporation, as amended, our Board of Directors is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. By the filing of a Certificate of Designations with the Secretary of State of the State of Delaware, we designated 7,500 shares of our authorized but unissued preferred stock as a series of our preferred stock, designated as Series A Convertible Preferred Stock, of which 6,000 shares have been issued.

Holders of the Series A Convertible Preferred Stock have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants or other of our securities of any class, other than the right to convert into shares of our common stock as described herein and if we grant, issue or sell options, convertible securities or rights to purchase stock, warrants, securities or other property to the holders of common stock, then holders of Series A Convertible Preferred Stock would have the right to acquire such rights which such holder could have acquired if such holder had held the number of shares of common stock acquirable upon conversion of the Series A Convertible Preferred Stock held immediately before the record date for such grant, issuance or sale. We do not intend to list the Series A Convertible Preferred Stock on any securities exchange.

Ranking

The Series A Convertible Preferred Stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

●
senior to our common stock, and, except as described below, to each other class of capital stock established after the original issue date of the Series A Convertible Preferred Stock (which we will refer to as the “Issue Date”), (which we will refer to collectively as “Junior Stock”);

●
equally with any class of capital stock established after the Issue Date, issued after the express written consent of the holders of a majority of the aggregate outstanding shares of Series A Convertible Preferred Stock, the terms of which expressly provide that the right of the holders thereof, either as to the payment of dividends or as to distributions in the event of our voluntary or involuntary liquidation, dissolution or winding up, (i) are not given preference over the rights of the holders of the Series A Convertible Preferred Stock and (ii) rank on an equality with the rights of the holders of the Series A Convertible Preferred Stock (which we will refer to collectively as “Parity Stock”); and

●
junior to each class of capital stock established after the Issue Date, issued after the express written consent of the holders of a majority of the aggregate outstanding shares of Series A Convertible Preferred Stock, the terms of which expressly provide that the rights of the holders thereof either as to the payment of dividends or as to distributions in the event of our voluntary or involuntary liquidation, dissolution or winding up are given preference over the right of the holders of the Series A Convertible Preferred Stock (which we will refer to collectively as “Senior Stock”).

Dividends

Holders of the Series A Convertible Preferred Stock are entitled to receive dividends at the rate of 7% per annum, paid monthly in arrears. Dividends will be calculated without giving effect to any reduction for payment of installments. We may elect to pay dividends in cash or, subject to certain conditions, in shares of our common stock.

If we pay dividends in shares of common stock, the shares of common stock will be valued for such purposes, at the average of the volume weighted average prices (“VWAP”) for the five trading days in which the VWAP is at its lowest price during the twenty (20) consecutive trading days, excluding the two trading days during such period in which the VWAP is at its lowest price, ending immediately prior to the twenty-third (23rd) trading day prior to the applicable dividend payment date, subject to a “true up” based on the five trading days in which the VWAP is at its lowest price during the twenty (20) consecutive trading days ending on the trading day immediately prior to the applicable dividend or amortization payment date.

Series A Convertible Preferred Stock is entitled to participate on an as-converted basis in any distributions or dividends paid to the common stock.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, each holder of Series A Convertible Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of Junior Stock (including our common stock), a liquidation preference equal to the initial stated value of such holder’s Series A Convertible Preferred Stock, plus accrued and unpaid dividends and a make-whole amount equal to dividends that would have accrued on the Series A Convertible Preferred Stock had such shares remained outstanding through January 12, 2013. If, upon our voluntary or involuntary liquidation, dissolution or winding-up, our assets available for distribution to our stockholders shall be insufficient to pay the holders of shares of Series A Convertible Preferred Stock the full amount to which they shall be entitled, the holders of the Series A Convertible Preferred Stock and the Parity Stock will share equally and ratably in any distribution of our assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After payment of the full amount of the liquidation preference and accrued and unpaid dividends to which they are entitled, the holders of the Series A Convertible Preferred Stock will be entitled to participate with the holders of our common stock on an as-converted to common stock basis in the distribution of our remaining assets.

Voting Rights

The holders of the Series A Convertible Preferred Stock will generally have no voting rights, except as required from time to time by law and except that the consent of the holders of a majority of the outstanding Series A Convertible Preferred Stock will be required to (i) alter or amend the Certificate of Designations or any other organizational document of the Company in a manner that adversely affects the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Convertible Preferred Stock, (ii) increase or decrease the number of authorized shares of Series A Convertible Preferred Stock, (iii) create or authorize any new class or series of shares that has a preference over or is on a parity with the Series A Convertible Preferred Stock with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company; (iv) purchase, repurchase or redeem any shares of common stock (other than (a) pursuant to equity incentive agreements with employees giving us the right to repurchase shares upon the termination of services at cost and (b) upon surrender of restricted stock in connection with tax withholding); (v) pay dividends or make any other distribution on the common stock or other Capital Stock (other than the Series A Convertible Preferred Stock); (vi) increase the amount of any securities issuable pursuant to any employee benefit plan, agreement or arrangement which has been approved by our Board of Directors; (vii) whether or not prohibited by the terms of the Series A Convertible Preferred Stock, circumvent a right of the Series A Convertible Preferred Stock; (viii) amend any provision of the Certificate of Designations with respect to the Preferred Shares; or (ix) generally incur debt, other than equipment leases and vendor debt. In matters where holders of the Series A Convertible Preferred Stock are entitled to vote, each share of the Series A Convertible Preferred Stock shall be entitled to one vote.

Conversion Rights

Holders of Series A Convertible Preferred Stock may elect to convert shares of Series A Convertible Preferred Stock into shares of our common stock at the then-existing conversion price at any time. The conversion rate is determined by dividing the conversion amount (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Convertible Preferred Stock) by the conversion price in effect at the time of conversion. The initial conversion price will be subject to adjustment upon the issuance of any common stock or securities convertible into common stock below the then-existing conversion price. All shares of common stock distributed upon conversion will be freely transferable without restriction under the Securities Act of 1933, as amended (other than by our affiliates). If a holder of shares of Series A Convertible Preferred Stock elects to convert its shares into common stock, the holder shall also be entitled to receive the make-whole amount, which, the Company may pay in shares of common stock, subject to certain conditions.

Company Conversion/Redemption

On each one month anniversary of the Issue Date of the Series A Convertible Preferred Stock we will redeem one-sixth of the shares of Series A Convertible Preferred Stock held by a holder of Series A Convertible Preferred Stock. We may pay these monthly amortization payments in cash or, subject to certain conditions, in shares of our common stock.

If we pay the amortization payment in shares of common stock, we will deliver that number of shares of common stock equal to the amount of the monthly amortization payment divided by a per share amortization price, which shall be the lesser of (i) the then-existing conversion price and (ii) 90% of a calculated market price per share of common stock. The market price per share is calculated as described in “Description of Convertible Preferred Stock – Dividends” above.

Under certain circumstances, including our breach of the terms contained in the Certificate of Designations, the holders of Series A Convertible Preferred Stock may require us to redeem the outstanding balance of the Series A Convertible Preferred Stock in cash at the higher of 125% of the applicable conversion price or the current market price, plus, in either case, the make-whole amount. In addition, upon a change-in-control, the holders of Series A Convertible Preferred Stock may require us to redeem the outstanding shares of Series A Convertible Preferred Stock in cash at a premium as described in the Certificate of Designations.

Limitations on Issuance of Common Stock

Holders of Series A Convertible Preferred Stock may not convert their shares of Series A Convertible Preferred Stock to the extent that the conversion would result in the holder and its affiliates beneficially owning 4.99% or more (subject to adjustments as set forth in the Certificate of Designations) of our common stock. The amount of beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations of that section.

Certain Nasdaq continued listing standards limit the number of securities that may be issued in a particular offering, when the issuance or potential issuance would result in a “change of control” as defined by Nasdaq. Accordingly, without prior stockholder approval, common stock may not be issued upon the conversion or redemption of, or as a dividend on, the Series A Convertible Preferred Stock, as applicable, if such conversion, redemption or dividend would result in aggregate issuances by us of common stock equal to or greater than 20% of the outstanding shares of our common stock immediately prior to the offering.

Series B-1 Convertible Preferred Stock

General

There are currently 540 shares of Series B-1 Convertible Preferred Stock outstanding, and we do not currently expect to issue any additional shares of Series B-1 Convertible Preferred Stock in the future. Under our Certificate of Incorporation, as amended, our Board of Directors is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. By the filing of a Certificate of Designations with the Secretary of State of the State of Delaware, we designated 1,600 shares of our authorized but unissued preferred stock as a series of our preferred stock, designated as Series B-1 Convertible Preferred Stock, of which 1,600 shares have been issued.

Liquidation Preference

The Series B-1 Convertible Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, (2) senior to any series of preferred stock ranked junior to the Series B-1 Convertible Preferred Stock, and (3) junior to all existing and future indebtedness of the Company.

Voting Rights

Except as required by law, holders of the Series B-1 Convertible Preferred Stock do not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of Series B-1 Convertible Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B-1 Convertible Preferred Stock, (1) alter or change adversely the powers, preferences or rights given to the Series B-1 Convertible Preferred Stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series B-1 Convertible Preferred Stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B-1 Convertible Preferred Stock, (4) increase the number of authorized shares of Series B-1 Convertible Preferred Stock, or (5) enter into any agreement with respect to any of the foregoing.

Delaware Law

Notwithstanding certain protections in the certificate of designation for holders of Series B-1 Convertible Preferred Stock, Delaware law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of Series B-1 Convertible Preferred Stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

●	increase or decrease the aggregate number of authorized shares of Series B-1 Convertible Preferred Stock;
●	increase or decrease the par value of the shares of Series B-1 Convertible Preferred Stock; or
●	alter or change the powers, preferences, or special rights of the shares of Series B-1 Convertible Preferred Stock so as to affect them adversely.

Conversion

Subject to certain ownership limitations as described below, the Series B-1 Convertible Preferred Stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the Series B-1 Convertible Preferred Stock (or $1,000) by a conversation price of $0.25 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. In addition, until such time that, for at least 20 consecutive trading days, the volume weighted average price of our common stock exceed $1.00 (as adjusted for reverse and forward stock splits and similar transactions) and the daily dollar trading volume during such period exceeds $100,000 per trading day, if we sell or grant any option to purchase or sell any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the conversion price then in effect (such lower price, the “Base Conversion Price”), then the conversion price shall be reduced to equal the Base Conversion Price.

On the 10th trading day following the earlier of (a) the first reverse split of our common stock while the Series B-1 Convertible Preferred Stock is outstanding or (b) the 75th calendar day following the closing of the initial sale of the Series B-1 Convertible Preferred Stock, which we refer to as the Trigger Date, the Base Conversion Price will be reduced to the lowest of (i) the Base Conversion Price, as adjusted and (ii) 80% of the average of the volume weighted average prices of our common stock for the 10 trading days following the reverse split or Trigger Date, as applicable.

Subject to limited exceptions, a holder of shares of Series B-1 Convertible Preferred Stock will not have the right to convert any portion of its Series B-1 Convertible Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

Certain NASDAQ continued listing standards limit the number of securities that may be issued in a particular offering. Accordingly, without prior shareholder approval (the “Stockholder Approval”), common stock may not be issued upon the conversion of the Series B-1 Convertible Preferred Stock, or upon conversion or exercise of preferred stock and warrants issued in connection with the sale of the Series B-1 Convertible Preferred Stock, if such conversion or exercise would result in aggregate issuances by us of common stock in excess of 6,333,041 shares.

Forced Conversion

If, after the Stockholder Approval has been obtained and after the earlier of the reverse split or the Trigger Date, the volume weighted average price of our common stock exceeds $1.00 (as adjusted) for at least 20 consecutive trading days and the daily dollar trading volume during such period exceeds $100,000 per trading day, we have the right to require conversion of any or all of the outstanding shares of Series B-1 Convertible Preferred Stock into common stock at the then-current conversion price.

Dividends
The Series B-1 Convertible Preferred Stock is entitled to receive dividends (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock. No other dividends will be paid on shares of Series B-1 Convertible Preferred Stock.
Liquidation
Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, but before any distribution or payment is made to the holders of any junior securities, the holders of Series B-1 Convertible Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $1,000 per share plus accrued but unpaid dividends, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

Series B-2 Convertible Preferred Stock

General

There are currently 500 shares of Series B-2 Convertible Preferred Stock outstanding, and we do not currently expect to issue any additional shares of Series B-2 Convertible Preferred Stock in the future. Under our Certificate of Incorporation, as amended, our Board of Directors is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. By the filing of a Certificate of Designations with the Secretary of State of the State of Delaware, we designated 500 shares of our authorized but unissued preferred stock as a series of our preferred stock, designated as Series B-2 Convertible Preferred Stock, of which 500 shares have been issued. The terms of the Series B-2 Convertible Preferred Stock are substantially identical to the terms of the Series B-1 Convertible Preferred Stock.

Series C Convertible Preferred Stock

General

Our Certificate of Incorporation authorizes 10,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Our Board has designated [—] shares of preferred stock as Series C Convertible Preferred Stock. As of March [—], 2013, there were no shares of Series C Convertible Preferred Stock outstanding. Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the Series C Convertible Preferred Stock, except as prohibited by the certificate of designation of the Series C Convertible Preferred Stock.

Liquidation Preference

The Series C Convertible Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, (2) senior to any series of preferred stock ranked junior to the Series C Convertible Preferred Stock, (3) junior to the Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock and (4) junior to all existing and future indebtedness of the Company.

Voting Rights

Except as required by law, holders of the Series C Convertible Preferred Stock do not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of Series C Convertible Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of 50.1% or more of the then outstanding shares of the Series C Convertible Preferred Stock, (1) alter or change adversely the powers, preferences or rights given to the Series C Convertible Preferred Stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series C Convertible Preferred Stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series C Convertible Preferred Stock, (4) increase the number of authorized shares of Series C Convertible Preferred Stock, or (5) enter into any agreement with respect to any of the foregoing.

Delaware Law

Notwithstanding certain protections in the certificate of designation for holders of Series C Convertible Preferred Stock, Delaware law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of Series C Convertible Preferred Stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

●	increase or decrease the aggregate number of authorized shares of Series C Convertible Preferred Stock;
●	increase or decrease the par value of the shares of Series C Convertible Preferred Stock; or
●	alter or change the powers, preferences, or special rights of the shares of Series C Convertible Preferred Stock so as to affect them adversely.

Redemption

We will have the right to redeem the Series C Convertible Preferred Stock for a cash payment equal to 120% of the stated value of the Series C Convertible Preferred Stock. Holders of Series C Convertible Preferred Stock will receive 20 trading days prior notice of any redemption and will have the ability to convert the Series C Convertible Preferred Stock into common stock during this notice period.

Conversion

Subject to certain ownership limitations as described below, the Series C Convertible Preferred Stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the Series C Convertible Preferred Stock (or $1,000) by a conversation price of $[●] per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. In addition, until such time that for at least 20 trading days during any 30 consecutive trading days, the volume weighted average price of our common stock exceed [●] of the initial conversion price and the average daily dollar trading volume during such period exceeds $150,000 per trading day, if we sell or grant any option to purchase or sell any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the Base Conversion Price, then the conversion price shall be reduced to equal the Base Conversion Price. Subject to limited exceptions, a holder of shares of Series C Convertible Preferred Stock will not have the right to convert any portion of its Series C Convertible Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

Dividends

The Series C Convertible Preferred Stock is entitled to receive dividends (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock. No other dividends will be paid on shares of Series C Convertible Preferred Stock.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, but before any distribution or payment is made to the holders of any junior securities, the holders of Series C Convertible Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $1,000 per share, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

Description of Securities We Are Offering

We are offering [●] units, with each unit consisting of (1) one share of Series C Convertible Preferred Stock and (2) a warrant to purchase up to [●] shares of our common stock. Units will not be issued or certificated. The shares of Series C Convertible Preferred Stock and warrants are immediately separable and will be issued separately. The shares of common stock issuable form time to time upon exercise of the warrants, if any, are also being offered pursuant to this prospectus.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” beginning on page 13 of this prospectus.

Series C Convertible Preferred Stock

The material terms and provision of our Series C Convertible Preferred Stock and each other class of our securities which qualifies or limits our Series C Convertible Preferred Stock are described under the caption “Description of Capital Stock – Series C Convertible Preferred Stock” beginning on page 17 of this prospectus.

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. However, this summary of some provisions of the warrants is not complete. For the complete terms of the warrants, you should refer to the form warrants filed as exhibits to the registration statement of which this prospectus is a part.

Each unit includes a warrant to purchase [●] shares of common stock. Warrants will entitle the holder to purchase shares of common stock for an exercise price equal to $[●] per share. Subject to certain limitations as described below the warrants are exercisable beginning [●] and expire on the [●] anniversary of the date of issuance. Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders. The warrant holders must pay the exercise price in cash upon exercise of the warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants. After the close of business on the expiration date, unexercised warrants will become void.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchange for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the warrants. In addition, as further described in the form of warrant filed as an exhibit to this registration statement, in the event of any fundamental transaction completed for cash, as a transaction under Rule 13e-3 of the Exchange Act, or involving a person not trading on a national securities exchange, the holders of the warrants will have the right to require us to purchase the warrants for an amount in cash that is determined in accordance with a formula set forth in the warrants.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within three business days following our receipt of notice of exercise and payment of the exercise price, subject to surrender of the warrant.

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the common stock purchasable upon exercise.

Plan of Distribution

Ladenburg Thalmann & Co. Inc., which we refer to herein as the Placement Agent, has agreed to act as placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated [●], 2013. The Placement Agent is not purchasing or selling any units offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of units, but has agreed to use its best efforts to arrange for the sale of all of the units offered hereby. Therefore, we will enter into a purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of units offered pursuant to this prospectus.

We have agreed to pay the Placement Agent a placement agent’s fee equal to seven percent (7%) of the aggregate purchase price of the units sold in this offering.

We will also reimburse the Placement Agent for its reasonable out-of-pocket expenses, including, without limitation, fees and expenses of counsel to the Placement Agent, on an accountable basis not to exceed $[—] in the aggregate without our prior consent, subject to compliance with FINRA Rule 5110(f)(2)(D).

The following table shows the per unit and total placement agent’s fees that we will pay to the Placement Agent in connection with the sale of the shares and warrants offered pursuant to this prospectus assuming the purchase of all of the units offered hereby.

Per unit placement agent’s fees	$	[—	]
Maximum offering total	$	[—	]

Because there is no minimum amount required as a condition to the closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligations to issue and sell units to the purchasers is subject to the conditions set forth in the securities purchase agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase units is subject to the conditions set forth in the securities purchase agreement as well, which may also be waived.

We estimate the total offering expenses in this offering that will be payable by us, excluding the placement agent’s fees, will be approximately $[—] which include legal, accounting and printing costs, various other fees and reimbursement of the placement agent’s expenses.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement and the securities purchase agreement. A copy of the placement agent agreement and the form of securities purchase agreement with investors are included as exhibits to the Registration Statement of which this prospectus forms a part.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the units sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the Securities Act and the Securities Exchange Act of 1934, as amended, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and
●
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Legal Matters

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP, Raleigh, North Carolina.

Experts

Cherry Bekaert LLP (formerly “Cherry, Bekaert & Holland, L.L.P.”), our independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K, for the year ended April 30, 2012, filed on July 25, 2012, which is incorporated by reference in this prospectus.  Our financial statements are incorporated by reference in reliance on their report given upon their authority as experts in accounting and auditing.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Certificate of Incorporation and Bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware General Corporation Law. In addition, the Certificate of Incorporation provides, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they (i) violated their duty of loyalty to us or our stockholders, (ii) acted, or failed to act, in good faith, (iii) acted with intentional misconduct, (iv) knowingly or intentionally violated the law, (v) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (vi) derived an improper personal benefit from their actions as directors.

Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware General Corporation Law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers.

The limitations of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our stockholders and us. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Where You Can Find More Information

We file annual reports, quarterly reports, current reports, and proxy and information statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of reports and other information from us are available on the SEC’s website at http://www.sec.gov. Such filings are also available at our website at http://www.oxybiomed.com. Website materials are not a part of this prospectus.

Documents Incorporated by Reference

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document.

The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2012, filed with the SEC on July 25, 2012;
●
Our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2012, filed with the SEC on September 19, 2012, our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2012, filed with the SEC on December 14, 2012 and our Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2013, filed with the SEC on March 18, 2013; and

●
Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on June 15, 2012, August 28, 2012, September 7, 2012, September 21, 2012, October 5, 2012, February 25, 2013, February 27, 2013, and March 21, 2013 (other than any portions thereof deemed furnished and not filed).

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. All requests should be sent to the attention of Nancy Hecox, Vice President of Legal Affairs and General Counsel, Oxygen Biotherapeutics, Inc., ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560 or made via telephone at (919) 855-2100.

Copies of the documents incorporated by reference may also be found on our website at http://www.oxybiomed.com.

[●] Shares of Series C Convertible Preferred Stock

(and [●] Shares of Common Stock Underlying the Series C Convertible Preferred Stock)

Warrants to Purchase up to [●] Shares of Common Stock

(and [●] Shares of Common Stock Issuable From Time to Time Upon Exercise of Warrants)

Prospectus

Ladenburg Thalmann & Co. Inc.

Part II Information Not Required in the Prospectus

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The fees and expenses to be paid in connection with the distribution of the securities being registered hereby are estimated as follows:

SEC registration fee	$2,046.00
Accounting fees and expenses	25,000
Legal fees and expenses	75,000
Printing expenses	10,000
Miscellaneous	7,954
Total	$120,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Certificate of Incorporation and Bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware General Corporation Law. In addition, the Certificate of Incorporation provides, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they (i) violated their duty of loyalty to us or our stockholders, (ii) acted, or failed to act, in good faith, (iii) acted with intentional misconduct, (iv) knowingly or intentionally violated the law, (v) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (vi) derived an improper personal benefit from their actions as directors.

Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware General Corporation Law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers.

The limitations of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our stockholders and us. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

Set forth in the tables below is information regarding the issuance and sales of our securities without registration during the past three years. Unless otherwise indicated, (i) no sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities and (ii) all securities were issued in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933, as amended, and when applicable, Rule 506 of Regulation D promulgated thereunder.

Issuances of Stock Options:

Date(s)	Number of Securities Issued	Purchaser	Consideration
2/1/2010 – 5/1/2010	8,504 (1)	Employees	Employee Compensation

Issuances of Common Stock:

Date(s)	Number of Securities Issued	Purchaser	Consideration
2/3/2010 – 4/11/2011	35,097	Employees	Employee compensation
4/26/2010 – 11/15/2011	3,073,686 (2)	Vatea Fund	$9,000,000
4/26/2010 – 11/15/2011	614,738 (3)	Melixia SA	Consultant compensation

Issuances of Preferred Stock, Notes and Warrants:

Date(s)	Number of Securities Issued	Purchaser	Consideration
2/11/2010	(4)	Blaise Group	Consultant compensation
6/29/2011	(5)	Empery Asset Master, LTD (7)	$300,000
7/1/2011	(6)	OXBT Fund (7)	$4,600,000
2/27/2013	(8)	Various	$500,000

Issuances of Common Stock Underlying Stock Options, Notes and Warrants:

Date(s)	Number of Securities Issued	Purchaser	Consideration
2/3/2010 – 10/14/2010	2,560	Various	Conversion of 2008 Convertible Notes
2/29/2012	87,365	Richard Rendon (9)	$114,448
10/2/2011 – 12/19/2012	492,816 (10)	Various	Convertible note interest

(1)
Represents options to purchase Common Stock, issued to various employees under the Company’s 1999 Amended Stock Plan (amended 2008) prior to the Company’s filing of a Form S-8 Registration Statement on May 28, 2010 (Registration No. 333-167175) with respect to such plan.

(2)	Issued pursuant to terms of the Securities Purchase Agreement with Vatea Fund.
(3)
In connection with the three closings with Vatea Fund between April 26, 2010 and November 15, 2011, we issued 614,738 shares of Common Stock to Melixia for their services provided as facilitating agent pursuant to the terms of the Securities Purchase Agreement with Vatea Fund.

(4)	Issued warrants to purchase 8,130 shares of Common Stock for executive and director recruiting services provided pursuant to the terms of the retained search agreement.
(5)
Notes (“2011 Notes”) and Warrants issued pursuant to terms of the Convertible Note and Warrant Purchase Agreement with Empery Asset Master, LTD that provided for the issuance of a note with a principal amount of approximately $300,000 convertible into Common Stock at a conversion price of $2.255 per share of Common Stock and Warrants to purchase an aggregate of 133,038 shares of Common Stock.

(6)
2011 Notes and Warrants issued pursuant to terms of the Convertible Note and Warrant Purchase Agreement with OXBT Fund that provided for the issuance of a note with a principal amount of approximately $4,600,000 convertible into Common Stock at a conversion price of $2.255 per share of Common Stock and Warrants to purchase an aggregate of 2,039,911 shares of Common Stock.

(7)	In connection with these closings, we paid a placement fee of $276,000 to FGP Capital.
(8)
Preferred Stock and Warrants issued pursuant to terms of the Securities Purchase Agreement with certain institutional investors that provided for the issuance of 500 shares of Series B-2 convertible preferred stock with a stated value of $500,000 convertible into Common Stock at a conversion price of $0.25 per share of Common Stock and Warrants to purchase an aggregate of 12,600,000 shares of Common Stock.

(9)	Issued upon exercise of warrants to purchase Common Stock issued pursuant to the terms of the 2008 Convertible Note and Warrant Purchase Agreement.
(10)	Issued as payment for quarterly interest due to the holders of the 2011 Notes.

ITEM 16.	EXHIBITS

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.
if the registrant is relying on Rule 430B: (A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Morrisville, State of North Carolina, on March 22, 2013.

OXYGEN BIOTHERAPEUTICS, INC.

By:	/s/ Michael B. Jebsen
Michael B. Jebsen
President, Interim Chief Executive Officer and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Michael B. Jebsen, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael B. Jebsen		March 22, 2013
Michael B. Jebsen	President, Interim Chief Executive Officer and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Ronald Blanck, D.O.		March 22, 2013
Ronald Blanck, D.O.	Chairman and Director

/s/ Gregory Pepin		March 22, 2013
Gregory Pepin	Director

/s/ William Chatfield		March 22, 2013
William Chatfield	Director

/s/ Anthony DiTonno		March 22, 2013
Anthony DiTonno	Director

/s/ Chris Rallis		March 22, 2013
Chris Rallis	Director

EXHIBIT INDEX

Exhibit No.	Exhibits Required by Item 601 of Regulation S-K

2.1	Agreement and Plan of Merger dated April 28, 2008 (1)

3.1	Certificate of Incorporation (1)

3.2	Certificate of Amendment of the Certificate of Incorporation (14)

3.3	Certificate of Designations of Series A Convertible Preferred Stock (28)

3.4	Certificate of Designations of Series B-1 Convertible Preferred Stock*

3.5	Certificate of Designations of Series B-2 Convertible Preferred Stock*

3.6	Certificate of Designations of Series C Convertible Preferred Stock (30)

3.7	Amended and Restated Bylaws (22)

4.1	Specimen Stock Certificate (19)

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (30)

10.1	Agreement with Leland C. Clark, Jr., Ph.D. dated November 20, 1992 with amendments, Assignment of Intellectual Property/ Employment (2)

10.2	Agreement between the Registrant and Keith R. Watson, Ph.D. Assignment of Invention (2)

10.3	Children’s Hospital Research Foundation License Agreement dated February 28, 2001 (2)

10.4	Exclusive License Agreement with Virginia Commonwealth University dated May 22, 2008 (9)

10.5	Amendment no. 1 to the Exclusive License Agreement with Virginia Commonwealth University Intellectual Property Foundation (10)

10.6	Amendment no. 2 to the Exclusive License Agreement with Virginia Commonwealth University Intellectual Property Foundation (10)

10.7	Agreement with Hospira to manufacture Oxycyte (8)

10.8	Termination Agreement between the Company and Hospira, dated August 30, 2011 (23)

10.9	Exclusive Supply Agreement with Exfluor dated November 12, 2009 (10)

10.10	Master Agreement with Dermacyte Switzerland (18)

10.11	Amendment no. 1 to Master Agreement with Dermacyte Switzerland (18)

10.12	Form of Option issued to Executive Officers and Directors (2)

10.13	Form of Option issued to Employees (2)

10.14	Restricted Stock Award Agreement (22)

10.15	Form of Warrant issued to Unsecured Note Holders 2006-2007 (3)

10.16	Form of Convertible Note – 2008 (4)

10.17	Form of Warrant issued to Convertible Note Holders (4)

10.18	Form of Purchase Agreement – US Purchase (without exhibits, which are included as exhibits 10.16 and 10.17, above) (4)

10.19	Form of Purchase Agreement – Non-US Purchase (without exhibits, which are included as exhibits 10.16 and 10.17, above) (4)

10.20	Form of Purchase Agreement – US Note Exchange (without exhibits, which are included as exhibits 10.16 and 10.17, above) (4)

10.21	Form of Purchase Agreement – Non-US Note Exchange (without exhibits, which are included as exhibits 10.16 and 10.17, above) (4)

10.22	Form of Warrant issued to Financing Consultants (5)

10.23	1999 Amended Stock Plan (amended 2008) (5)

10.24	Employment Agreement with Chris J. Stern dated February 1, 2009 (12)

10.25	Amended and Restated Employment Agreement with Chris J. Stern dated May 13, 2011 (20)

10.26	Business Consultant Agreement with Institute for Efficient Management, Inc., as amended March 26, 2008 (5)

10.27	Engagement and Consulting Agreement with Bruce Spiess (5)

10.28	Engagement and Consulting Agreement with Gerald L. Klein (5)

10.29	Employment Agreement with Gerald L. Klein dated May 13, 2011 (20)

10.30	Business Consultant Agreement with Edward Sitnik (8)

10.31	Business Consultant Agreement with J. Melville Engle (8)

10.32	Employment Agreement with Richard Kiral, restated February 1, 2009 (8)

10.33	Resignation of Employment and Consulting Agreement with Richard Kiral (20)

10.34	Employment Agreement with Michael B. Jebsen dated December 1, 2010 (16)

10.35	Amended and Restated Employment Agreement with Michael B. Jebsen dated May 19, 2011 (20)

10.36	Form of Indemnification Agreement (20)

10.37	Description of Non-Employee Director Compensation (25)

10.38	Securities Purchase Agreement (including exhibits) between Oxygen Biotherapeutics and Vatea Fund, Segregated Portfolio dated June 8, 2009 (6)

10.39	Amendment no. 1 to the Securities Purchase Agreement between Oxygen Biotherapeutics and Vatea Fund, Segregated Portfolio (11)

10.40	Amendment no. 2 to the Securities Purchase Agreement between Oxygen Biotherapeutics and Vatea Fund, Segregated Portfolio (12)

10.41	Amendment no. 3 to the Securities Purchase Agreement between Oxygen Biotherapeutics and Vatea Fund, Segregated Portfolio (23)

10.42	Form of Exchange Agreement dated July 20, 2009 (7)

10.43	Waiver—Convertible Note (10)

10.44	Amendment—Common Stock Purchase Warrant (10)

10.45	Form of Warrant for May 2010 offering (13)

10.46	Form of Subscription Agreement for May 2010 offering (13)

10.47	Warrant issued to Blaise Group International, Inc. (14)

10.48	Note Purchase Agreement between Oxygen Biotherapeutics and JP SPC 1 Vatea, Segregated Portfolio (15)

10.49	Form of Promissory Note under Note Purchase Agreement between Oxygen Biotherapeutics and JP SPC 1 Vatea, Segregated Portfolio (15)

10.50	First Amendment to Note Purchase Agreement between Oxygen Biotherapeutics and JP SPC 1 Vatea, Segregated Portfolio (17)

10.51	Lease Agreement for North Carolina corporate office (18)

10.52	Standard Industrial Lease relating to OBI’s California facility (12)

10.53	Task Order between the Company and NextPharma, dated November 15, 2011 (23)

10.54	Form of Convertible Note for July 2011 offering (included in exhibit 10.56)

10.55	Form of Warrant for July 2011 offering (included in exhibit 10.56)

10.56	Form of Convertible Note and Warrant Purchase Agreement for July 2011 offering (21)

10.57	Placement Agency Agreement, dated December 8, 2011, between Oxygen Biotherapeutics, Inc. and William Blair & Company, L.L.C., as placement agent (24)

10.58	Form of Warrant for December 2011 offering (24)

10.59	Form of Securities Purchase Agreement for December 2011 offering (24)

10.60	Form of Amendment Agreement for December 2011 offering (26)

10.61	Form of Lock-up Agreement for December 2011 offering (24)

10.62	Form of Amendment Agreement for December 2011 offering (27)

10.63	Fluoromed Supply Agreement(28)

10.64	Form of Warrant for February 2013 offering (29)

10.65	Placement Agency Agreement, dated February 22, 2013, between Oxygen Biotherapeutics, Inc. and Ladenburg Thalmann & Co. Inc., as placement agent (29)

10.66	Form of Securities Purchase Agreement for February 2013 offering (29)

10.67	Form of Registration Rights Agreement for February 2013 offering (29)

10.68
Form of Warrant Exchange Agreement, dated February 21, 2013, between Oxygen Biotherapeutics, Inc. and certain institutional investors party to the Securities Purchase Agreement for December 2011 Offering (29)

10.65	Form of Warrant (30)

10.66	Placement Agency Agreement with Ladenburg Thalmann & Co. Inc., as placement agent (30)

10.67	Form of Securities Purchase Agreement (30)

23.1	Consent of Independent Registered Accounting Firm*

23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in Exhibit 5.1) (30)

24.1	Power of Attorney (31)

(1)	These documents were filed as exhibits to the current report on Form 8-K filed by Oxygen Biotherapeutics with the SEC on June 30, 2008, and are incorporated herein by this reference.
(2)	These documents were filed as exhibits to the annual report on Form 10-K filed by Oxygen Biotherapeutics with the SEC on August 13, 2004, and are incorporated herein by this reference.
(3)	These documents were filed as exhibits to the current report on Form 8-K filed by Oxygen Biotherapeutics with the SEC on September 6, 2006, and are incorporated herein by this reference.
(4)	These documents were filed as exhibits to the quarterly report on Form 10-Q filed by Oxygen Biotherapeutics with the SEC on March 21, 2008, and are incorporated herein by this reference.
(5)	These documents were filed as exhibits to the annual report on Form 10-K filed by Oxygen Biotherapeutics with the SEC on August 13, 2008, and are incorporated herein by this reference.
(6)	This document was filed as an exhibit to the current report on Form 8-K filed by Oxygen Biotherapeutics with the SEC on June 8, 2009, and is incorporated herein by this reference.
(7)	This document was filed as an exhibit to the current report on Form 8-K filed by Oxygen Biotherapeutics with the SEC on July 21, 2009, and is incorporated herein by this reference.
(8)	These documents were filed as exhibits to the annual report on Form 10-K filed by Oxygen Biotherapeutics with the SEC on August 12, 2009, and are incorporated herein by this reference.
(9)	This document was filed as an exhibit to the quarterly report on Form 10-Q filed by Oxygen Biotherapeutics with the SEC on September 22, 2008, and is incorporated herein by this reference.
(10)	These documents were filed as exhibits to the quarterly report on Form 10-Q filed by Oxygen Biotherapeutics with the SEC on March 19, 2010, and are incorporated herein by this reference.
(11)	This document was filed as an exhibit to the current report on Form 8-K filed by Oxygen Biotherapeutics with the SEC on September 2, 2009, and is incorporated herein by this reference.
(12)	These documents were filed as exhibits to the current report on Form 8-K filed by Oxygen Biotherapeutics with the SEC on April 28, 2010, and are incorporated herein by this reference.
(13)	These documents were filed as exhibits to the current report on Form 8-K filed by Oxygen Biotherapeutics with the SEC on May 4, 2010, and are incorporated herein by this reference.
(14)	These documents were filed as exhibits to the current report on Form 8-K filed by Oxygen Biotherapeutics with the SEC on November 13, 2009, and are incorporated herein by reference.
(15)	These documents were filed as exhibits to the current report on Form 8-K filed by Oxygen Biotherapeutics with the SEC on October 13, 2010, and are incorporated herein by this reference.
(16)	These documents were filed as exhibits to the quarterly report on Form 10-Q filed by Oxygen Biotherapeutics with the SEC on December 9, 2010, and are incorporated herein by this reference.
(17)	This document was filed as an exhibit to the current report on Form 8-K filed by Oxygen Biotherapeutics with the SEC on December 30, 2010, and is incorporated herein by this reference.
(18)	These documents were filed as exhibits to the quarterly report on Form 10-Q filed by Oxygen Biotherapeutics with the SEC on March 21, 2011, and are incorporated herein by this reference.
(19)	These documents were filed as exhibits to the annual report on Form 10-K filed by Oxygen Biotherapeutics with the SEC on July 23, 2010, and are incorporated herein by this reference.
(20)	This document was filed as an exhibit to the annual report on Form 10-K filed by Oxygen Biotherapeutics with the SEC on July 15, 2011, and is incorporated herein by this reference.
(21)	This document was filed as an exhibit to the current report on Form 8-K/A filed by Oxygen Biotherapeutics with the SEC on July 1, 2011, and is incorporated herein by this reference.
(22)	This document was filed as an exhibit to the quarterly report on Form 10-Q filed by Oxygen Biotherapeutics with the SEC on December 15, 2011, and is incorporated herein by this reference.
(23)	These documents were filed as exhibits to the current report on Form 8-K filed by Oxygen Biotherapeutics with the SEC on November 16, 2011, and are incorporated herein by this reference.
(24)	These documents were filed as exhibits to the current report on Form 8-K filed by Oxygen Biotherapeutics with the SEC on December 9, 2011, and are incorporated herein by this reference.
(25)	This document was filed as an exhibit to the quarterly report on Form 10-Q filed by Oxygen Biotherapeutics with the SEC on March 15, 2012, and is incorporated herein by this reference.
(26)	This document was filed as an exhibit to the current report on Form 8-K filed by Oxygen Biotherapeutics with the SEC on June 15, 2012, and is incorporated herein by this reference.
(27)	This document was filed as an exhibit to the current report on Form 8-K filed by Oxygen Biotherapeutics with the SEC on June 15, 2012, and is incorporated herein by reference.
(28)	These documents were filed as exhibits to the annual report on Form 10-K filed by Oxygen Biotherapeutics with the SEC on July 25, 2012, and are incorporated herein by this reference.
(29)	These documents were filed as exhibits to the current report on Form 8-K filed by Oxygen Biotherapeutics with the SEC on February 25, 2013, and are incorporated herein by this reference.
(30)	To be filed by amendment.
(31)	Contained on signature page.
*	Filed herewith.